EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-105012, 333-120333, 333-132544, 333-146261, 333-156836, 333-168223, 333-175392, and 333-184410) of CopyTele, Inc. of our report dated January 16, 2014, with respect to our audit of the consolidated financial statements of CopyTele, Inc. as of October 31, 2013 and 2012, and for each of the years then ended, included in the Annual Report on Form 10-K of CopyTele, Inc. for the year ended October 31, 2013.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

January 16, 2014